                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

      FILED BY THE REGISTRANT /X/
      FILED BY A PARTY OTHER THAN THE REGISTRANT / /

      CHECK THE APPROPRIATE BOX:
      / /        PRELIMINARY PROXY STATEMENT.
      /X/        DEFINITIVE PROXY STATEMENT.
      / /        DEFINITIVE ADDITIONAL MATERIALS.
      / /        SOLICITING MATERIAL PURSUANT TO RULE 14A-11(C) OR RULE
                 14A-12.
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2)).

                               NBC INTERNET, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------
/ /        Fee paid previously with preliminary materials
           Check box if any part of the fee is offset as provided by
/ /        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
           (1)  Amount Previously Paid:
           (2)  Form, Schedule or Registration Statement No.:
           (3)  Filing Party:
           (4)  Date Filed:

                                     [LOGO]

                               NBC INTERNET, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 22, 2000

    TO THE STOCKHOLDERS OF NBC INTERNET, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NBC Internet, Inc., a Delaware corporation ("NBCi"), will be held on Thursday, June 22, 2000 at 10:00 a.m., local time, at the Sheraton Palace Hotel, 2 New Montgomery Street, San Francisco, California for the following purposes:

        1. To elect Class A directors to serve until the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified;

        2. To elect one independent director to serve until the 2001 Annual Meeting of Stockholders or until such director's successor is elected and qualified;

        3. To elect Class B directors to serve until the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified;

        4. To approve an amendment to our 1999 Stock Incentive Plan to increase the number of shares of our Class A Common Stock authorized for issuance over the term of the 1999 Stock Incentive Plan by 4,500,000 shares from 13,500,000 shares to 18,000,000 shares;

        5. To ratify the appointment of Ernst & Young LLP as NBCi's independent accountants for the fiscal year ending December 31, 2000; and

        6. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on April 27, 2000 are entitled to notice of and to vote at this meeting.

    All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Any stockholder attending the meeting may vote in person even if he or she returned a proxy. However, if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ JOHN HARBOTTLE
                                          John Harbottle
                                          Chief Financial Officer, Executive
                                          Vice President, Finance, Secretary and
                                          Treasurer

San Francisco, California

May 1, 2000

                               NBC INTERNET, INC.
                                225 Bush Street
                        San Francisco, California 94104

                                PROXY STATEMENT
                      2000 ANNUAL MEETING OF STOCKHOLDERS

    The enclosed proxy is solicited on behalf of the board of directors of NBC Internet, Inc., a Delaware corporation ("NBCi"), for use at NBCi's Annual Meeting of Stockholders to be held on Thursday, June 22, 2000 at 10:00 a.m., local time, at the Sheraton Palace Hotel, 2 New Montgomery Street, San Francisco, California, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. NBCi's principal executive offices are located at 225 Bush Street, San Francisco, California 94104. NBCi's telephone number at that location is
(415) 288-2500.

    NBCi intends to mail this proxy statement and accompanying proxy card on or about May 26, 2000 to all stockholders entitled to vote at the meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARE OWNERSHIP

    Stockholders of record at the close of business on April 27, 2000 (the "Record Date") are entitled to notice of and to vote at the annual meeting. At the Record Date, 61,014,499 shares of NBCi's Common Stock ("Common Stock") were issued and outstanding and held of record by approximately 428 stockholders.

REVOCABILITY OF PROXIES

    You may revoke any proxy you give pursuant to this solicitation at any time before its use by delivering to NBCi (attention: Jack G. Levin, Executive Vice President, Director of Legal Affairs) a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

VOTING AND SOLICITATION

    Each share of Common Stock outstanding on the Record Date is entitled to one vote. The required quorum for the transaction of business at the annual meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted by NBCi as present at the meeting. Abstentions will also be counted by NBCi in determining the total number of votes cast with respect to a proposal (other than the election of directors). Broker non-votes will not be counted in determining the number of votes cast with respect to a proposal. Class A directors and the independent director are elected by a plurality of votes cast by holders of Class A Common Stock. Class B directors are elected by a plurality of votes cast by holders of Class B Common Stock, the sole holder of which is National Broadcasting Company, Inc. ("NBC"). In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal. If no specific instructions are given with respect to matters to be acted upon at the annual meeting, shares of Common Stock represented by a properly executed proxy will be voted FOR (i) the election of management's nominees for Class A directors listed in Proposal No. 1, (ii) the election of management's nominee for independent director listed in Proposal No. 2, (iii) the election of management's nominees for Class B directors listed in Proposal No. 3, (iv) the approval of the amendment of the 1999 Stock Incentive Plan to increase the number of shares authorized for issuance over the term of the 1999 Stock Incentive Plan from 13,500,000 shares to 18,000,000 shares, and (v) the ratification of the selection of Ernst & Young LLP as NBCi's independent accountants for fiscal 2000.

    The cost of soliciting proxies will be borne by NBCi. Proxies may be solicited by certain of NBCi's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile. In addition, NBCi may retain the services of one or more firms to assist in the solicitation of proxies, for an estimated fee of $6,000 plus reimbursement of expenses. In addition, NBCi may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information known to NBCi with respect to beneficial ownership of our Class A Common Stock and Class B Common Stock as of April 27, 2000 by (A) each person or entity known by us to own beneficially more than five percent (5%) of our Class A Common Stock, (B) each director or director nominee of NBCi, (C) each executive officer of NBCi for whom information is given in the Summary Compensation Table in this proxy statement and (D) all of our executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2000 are deemed outstanding. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. Percentage of ownership is calculated based on 61,014,499 shares of our Class A Common Stock and Class B Common Stock outstanding as of April 27, 2000.

                                                      NUMBER OF SHARES
                                                     BENEFICIALLY HELD              PERCENTAGE
                                          ----------------------------------------  ----------
NBC(1)..................................  24,550,708                                40.2    %
CNET Investments II, Inc.(2)............  6,497,584                                 10.7
William J. Lansing(3)...................  269,037                                   *
Chris Kitze(4)..........................  3,050,680                                 5.0
Edmond Sanctis(5).......................  212,784                                   *
John McMenamin..........................  --                                        --
Alan Braverman..........................  4,500                                     *
James J. Heffernan(6)...................  141,530                                   *
Jeffrey Ballowe(7)......................  45,536                                    *
Robert C. Harris, Jr.(8)................  43,989                                    *
Philip Schlein(9).......................  38,180                                    *
L. Lowry Mays(10).......................  4,861                                     *
Mark W. Begor...........................  --                                        --
Gary M. Reiner..........................  --                                        --
Scott M. Sassa..........................  --                                        --
John F. Welch, Jr.......................  --                                        --
Robert C. Wright........................  30,000                                    *
Martin J. Yudkovitz.....................  --                                        --
All executive officers and directors as   4,026,994
  a group(19 persons)(11)...............                                            6.6     %

------------------------

*   Less than 1%.

(1) Represents ownership of Class B Common Stock. NBC holds 100% of the outstanding Class B Common Stock. The address of NBC is 30 Rockefeller Plaza, New York, New York 10012.

(2) The address of CNET Investments II, Inc. is 150 Chestnut Street, San Francisco, California 94111.

(3) Includes 268,937 shares of our Class A Common Stock issued pursuant to a restricted share agreement all of which vest over time and such unvested shares are subject to repurchase by NBCi.

(4) Includes 3,050,680 shares of NBCi Class A Common Stock held by Flying Disc Investments Limited Partnership, of which Mr. Kitze is a general partner. Mr. Kitze may be deemed to be the beneficial owner of the shares held by Flying Disc.

(5) Includes options to purchase 212,784 shares of our Class A Common Stock.

(6) Includes options to purchase 12,500 shares of NBCi Class A Common Stock. Also includes 129,030 shares of Class A Common Stock held by the Heffernan Family Trust. Mr. Heffernan may be deemed to be the beneficial owner of the shares and warrants to purchase shares of Class A Common Stock held by the Heffernan LLC and the Heffernan Family Trust.

(7) Includes options to purchase 1,389 shares of our Class A Common Stock.

(8) Includes options to purchase 6,250 shares of our Class A Common Stock.

(9) Includes options to purchase 6,250 shares of our Class A Common Stock.

(10) Includes options to purchase 4,861 shares of our Class A Common Stock.

(11) Includes options to purchase 411,541 shares of our Class A Common Stock.

                                PROPOSAL NO. 1:
                         ELECTION OF CLASS A DIRECTORS

    Our certificate of incorporation provides that as long as shares of Class B Common Stock remain outstanding, the authorized number of directors shall be thirteen. Our certificate of incorporation also provides that the holders of the Class A Common Stock and the holders of the Class B Common Stock are entitled to elect a designated number of directors dependent upon the percentage of the outstanding Common Stock of NBCi each class owns. Currently, (i) the holders of the Class A Common Stock, voting separately as a class, have the right to elect six members to the board of directors (the "Class A directors") and one unaffiliated director nominated by at least seven (7) members of the board of directors (the "independent director") and (ii) the holders of the Class B Common Stock, voting separately as a class, have the right to elect six members to the board of directors (the "Class B directors").

    As provided in our Bylaws, nominees for Class A director are made by our Class A nominating committee, which is comprised solely of Class A directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, all of whom are presently Class A directors of NBCi. If any nominee is unable or declines to serve as a Class A director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If stockholders properly nominate persons other than NBCi's nominees for election as Class A directors, the proxy holders will vote all proxies received by them to assure the election of as many of NBCi's nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a Class A director will continue until the next annual meeting of stockholders or until his or her earlier death, resignation or removal. There are no family relationships among any of NBCi's directors or executive officers.

    Certain information regarding the nominees is set forth below:

NAME OF NOMINEE                         AGE              PRINCIPAL OCCUPATION          DIRECTOR SINCE
---------------                       --------   ------------------------------------  --------------
William J. Lansing..................     42      Chief Executive Officer of NBCi            2000
Chris Kitze.........................     40      Vice Chairman of the Board                 1999
                                                 Chairman of deja.com and retired
                                                 President of Interactive Media and
Jeffrey Ballowe.....................     44      Development Group of Ziff-Davis            1999
                                                 Senior Managing Director of Bear,
Robert C. Harris, Jr................     53      Stearns & Co. Inc.                         1999
James Heffernan.....................     58      Independent investor                       1999
                                                 General Partner of US Venture
Philip Schlein......................     64      Partners                                   1999

    WILLIAM J. LANSING has served as our Chief Executive Officer and as a Class A director since March 2000. From May 1998 to March 2000, Mr. Lansing was Chief Executive Officer of Fingerhut Companies, Inc., a direct marketing company and online retailer. From October 1996 to May 1998, Mr. Lansing was the Vice President of Business Development for General Electric Company. From
January 1996 to October 1996, Mr. Lansing was the Chief Operating Officer for Prodigy Communications Corporation. From August 1986 to December 1995,
Mr. Lansing was associated with the consulting firm McKinsey & Company, most recently as a partner. Mr. Lansing is a member of the board of directors of Digital River, Inc., Net Perceptions, Inc., Select Comfort Corp., BigStar Entertainment and Freeshop.com, Inc. Mr. Lansing received his B.A. from Wesleyan University and his J.D. from Georgetown University.

    CHRIS KITZE has been a member of our board of directors since May 1999, including as a Class A director since November 1999, and has served as our Executive Vice Chairman since March 2000. Mr. Kitze served as our Chief Executive Officer from November 1999 to March 2000. From May 1999 to
November 1999, Mr. Kitze served as our President. Mr. Kitze co-founded
Xoom.com, Inc., a direct e-commerce company that was publicly held until it became one of our wholly-owned subsidiaries in the transaction that formed us in November 1999, and has served as its Chairman of the Board since that time and Secretary since that time until April 1999. Since December 1996, Mr. Kitze has been an independent investor. From April 1996 until December 1996, Mr. Kitze also served as Xoom.com's President and Chief Executive Officer. In June 1995, Mr. Kitze co-founded Point Communications Corporation, a Web directory company, which was acquired by Lycos in October 1995, after which Mr. Kitze served as Lycos' Vice President of Marketing until June 1996. From June 1994 until
June 1995, Mr. Kitze served as Publisher at Softkey International, now The Learning Company. In September 1991, Mr. Kitze co-founded Aris Entertainment, a CD-ROM publishing company and served as its President until June 1994.
Mr. Kitze holds a B.S. in Chemical Engineering from the University of Colorado.

    JEFFREY BALLOWE has served as a Class A director since November 1999. He has also served as a director of Xoom.com since July 1998. Mr. Ballowe retired at the end of 1997 from Ziff-Davis, where during his 11 years at the company he was instrumental in transforming Ziff-Davis from a U.S. magazine publisher to an international, integrated media company. After serving in magazine publishing roles including Publisher of PC Magazine, Mr. Ballowe held a number of corporate posts in which he was responsible for establishing Ziff-Davis European operations, managing Ziff-Davis' largest magazine group, launching the company's Internet publications, creating ZDNet, and launching ZDTV. At his retirement he was President, Interactive Media and Development Group, in charge of Ziff-Davis Internet publications, ZDNet, ZDTV, and all development at the company. His development activities included spearheading Ziff-Davis and Softbank's investments in Yahoo!, USWeb Corporation, where he served as a founding director, Gamespot, and Herring Communications. Mr. Ballowe is currently the President of the not-for-profit Electronic Literature Organization. Currently Mr. Ballowe is Chairman of deja.com, Inc. and serves on the boards of drkoop.com, Jupiter Communications, Inc., Onvia.com Inc., VerticalNet and ZDTV. He received a bachelor's degree from Lawrence University, a master's degree in French from the University of Wisconsin-Madison, and an M.B.A. from the University of Chicago.

    ROBERT C. HARRIS, JR.  has served as a Class A director since
November 1999. He has also served as a director of Xoom.com since August 1998. Mr. Harris is a Senior Managing Director at Bear, Stearns & Co. Inc. From 1989 to October 1997, he was a co-founder and Managing Director of Unterberg Harris. From 1984 to 1989, he was a General Partner, Managing Director and Director of Alex. Brown & Sons Inc. Mr. Harris is also a director of MDSI Mobile Data Solutions, Inc. and SoftNet Systems, Inc. Mr. Harris holds a B.S. and M.B.A. from the University of California at Berkeley.

    JAMES HEFFERNAN has served as a Class A director since November 1999. He has also served as a director of Xoom.com since June 1998. Mr. Heffernan co-founded USWeb Corporation, an Internet professional services company, in December 1995 and served as its Executive Vice President, Chief Financial Officer, Secretary and as a director until May 1998. Since May 1998, Mr. Heffernan has been an independent investor. From May 1993 to July 1994, he worked as an independent consultant and then joined Interlink Computer Sciences, Inc. in July 1994 as Chief Financial Officer, where he served until December 1995. From March 1992 to May 1993, Mr. Heffernan served as Chief Financial Officer and Chief Operating Officer of Serius. Mr. Heffernan has also served as an officer of several other technology companies, including Software Publishing Corp., Zital Inc. and Measurex Corp. Mr. Heffernan has a B.S. in Business and an M.B.A. from Santa Clara University.

    PHILIP SCHLEIN has served as a Class A director since November 1999. He has also served as a director of Xoom.com since July 1998. Since April 1985, Mr. Schlein has been a partner of U.S. Venture Partners, a venture capital firm specializing in retail and consumer products companies. From January 1974 to January 1985, Mr. Schlein served as President and Chief Executive Officer of Macy's California, a division of R. H. Macy & Co., Inc., a department store chain. Mr. Schlein also serves on the board of directors of Ross Stores, Inc., BEBE, QRS Corporation and Burnham Pacific Properties, Inc. Mr. Schlein holds a B.S. in Economics from the University of Pennsylvania.

VOTE REQUIRED

    Class A directors are elected by a plurality of the votes cast by holders of our Class A Common Stock present in person or represented by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ELECTION OF EACH OF THE NOMINEES FOR CLASS A DIRECTOR LISTED ABOVE.

                                PROPOSAL NO. 2:
                        ELECTION OF INDEPENDENT DIRECTOR

    As discussed above in "Proposal No. 1: Election of Class A Directors," the holders of the Class A Common Stock, voting separately as a class, have the right to elect one independent director. Our certificate of incorporation provides that the nominee for independent director be approved by at least seven members of our board of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominee named below, who is presently the independent director of NBCi and was unanimously nominated by the board of directors to continue his service. If the nominee is unable or declines to serve as an independent director at the time of the annual meeting, the proxies will be voted for a nominee designated by the present board of directors to fill the vacancy. It is not expected that the nominee will be unable or will decline to serve as a director. If stockholders properly nominate a person other than NBCi's nominee for election as the independent director, the proxy holders will vote all proxies received by them in favor of NBCi's nominee for independent director. The term of office of the independent director will continue until the next annual meeting of stockholders or until his earlier death, resignation or removal.

    Certain information regarding the nominee is set forth below:

NAME OF NOMINEE                         AGE              PRINCIPAL OCCUPATION          DIRECTOR SINCE
---------------                       --------   ------------------------------------  --------------
                                                 Chairman and Chief Executive Officer
L. Lowry Mays.......................     64      of Clear Channel Communications            1999

    L. LOWRY MAYS has served as a member of our board of directors since November 1999. He has served as a director of Xoom.com since October 1999. In 1972, Mr. Mays founded Clear Channel Communications, a diversified media company, and has served as its Chairman, Chief Executive Officer and a director since 1972. From 1972 to February 1997 Mr. Mays served as the President of Clear Channel Communications. Mr. Mays has a B.S. in Petroleum Engineering from Texas A&M University and an M.B.A. from Harvard Business School.

VOTE REQUIRED

    The independent director is elected by a plurality of the votes cast by holders of our Class A Common Stock present in person or represented by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ELECTION OF THE NOMINEE FOR INDEPENDENT DIRECTOR LISTED ABOVE.

                                PROPOSAL NO. 3:
                         ELECTION OF CLASS B DIRECTORS

    As discussed above in "Proposal No. 1: Election of Class A Directors," the holders of the Class B Common Stock, voting separately as a class, have the right to elect six Class B directors. As provided in our Bylaws, nominees for Class B director are made by our Class B nominating committee, which is comprised solely of Class B directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, all of whom are presently Class B directors of NBCi. If any nominee is unable or declines to serve as a Class B director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If stockholders properly nominate persons other than NBCi's nominees for election as Class B directors, the proxy holders will vote all proxies received by them to assure the election of as many of NBCi's nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a Class B director will continue until the next annual meeting of stockholders or until his or her earlier death, resignation or removal.

    Certain information regarding the nominees is set forth below:

NAME OF NOMINEE                         AGE              PRINCIPAL OCCUPATION          DIRECTOR SINCE
---------------                       --------   ------------------------------------  --------------
                                                 President and Chief Executive
Robert C. Wright....................     56      Officer of NBC                             1999
                                                 Executive Vice President and Chief
Mark W. Begor.......................     41      Financial Officer of NBC                   1999
                                                 Senior Vice President and Chief
                                                 Information Officer of General
Gary M. Reiner......................     45      Electric                                   1999
Scott M. Sassa......................     40      President, NBC West Coast                  1999
                                                 Chairman and Chief Executive Officer
John F. Welch, Jr...................     64      of General Electric                        1999
Martin J. Yudkovitz.................     45      President of NBC Interactive Media         1999

    ROBERT C. WRIGHT has served as our Chairman of the Board and as a member of our board of directors since November 1999. Mr. Wright has been the President and Chief Executive Officer of NBC since September 1986. Prior to joining NBC, Mr. Wright was President of General Electric Financial Services from April 1984 to August 1986, head of GE's housewares and audio division from May 1983 to April 1984, and President of Cox Cable Communications from January 1980 to
April 1983. Mr. Wright serves on the board of directors of the Motion Picture and Television Fund Corporation and the board of trustees of the Museum of Television and Radio and the American Film Institute, and is an honorary trustee of the Foundation of American Women in Radio and Television. Mr. Wright received his A.B. from the College of the Holy Cross and his L.L.B. from the University of Virginia School of Law.

    MARK W. BEGOR has served as a member of our board of directors since November 1999 and has been Executive Vice President and Chief Financial Officer of NBC since April 1998, responsible for NBC's global finance, accounting, tax and information technology activities. Mr. Begor began his career with GE in 1980, holding various financial positions in GE and GE Plastics, including Manager-Finance and Business Development for GE Plastics Pacific in Singapore, before being named General Manager of GE Plastics' Global Sourcing and Petrochemicals operations in October 1993. From August 1995 to March 1998,
Mr. Begor served as GE's Manager of Investor Communications and was appointed a corporate officer of GE in December 1996. Mr. Begor is a member of the board of managers of Snap LLC, which became one of our wholly-owned subsidiaries in the transaction that formed us in November 1999. Mr. Begor received his B.S. from Syracuse University and his M.B.A. from Rennselaer Polytechnic Institute.

    GARY M. REINER has served as a member of our board of directors since November 1999 and is Senior Vice President and Chief Information Officer of GE. Mr. Reiner joined GE in 1991 as Vice President-Corporate Business Development, and assumed his current position in April 1996. Mr. Reiner leads GE's information technology efforts. Mr. Reiner received his B.A. from Harvard and earned an M.B.A. from Harvard Business School.

    SCOTT M. SASSA has served as a member of our board of directors since November 1999 and has been President, NBC West Coast, since May 1999. Mr. Sassa joined NBC in September 1997 as President of its Television Stations Division, and was promoted to President of NBC Entertainment in October 1998. From November 1996 to August 1997, Mr. Sassa was President and Chief Operating Officer of Andrews Group, a unit of MacAndrews & Forbes Holding Co., and was also Chief Executive Officer of Marvel Entertainment. Prior to joining Andrews Group, Mr. Sassa was President of Turner Entertainment Group, a division of Turner Broadcasting System, from September 1990 to November 1996. Mr. Sassa is a member of the board of managers of Snap.

    JOHN F. WELCH, JR. has served as a member of our board of directors since November 1999 and has been Chairman of the Board and Chief Executive Officer of GE since 1981. A 1957 graduate of the University of Massachusetts with M.S. and Ph.D. degrees from the University of Illinois, Mr. Welch joined GE in 1960. Following managerial assignments in GE's plastics, chemical and metallurgical businesses, he was elected a Vice President in 1972. In 1973, he was named Vice President and Group Executive of the Components and Materials Group. He became Senior Vice President and Sector Executive of the Consumer Products and Services Sector in 1977, and was elected a vice chairman and named an executive officer of GE in 1979.

    MARTIN J. YUDKOVITZ has served as a member of our board of directors since November 1999 and has been President of NBC Interactive Media since
December 1995. Mr. Yudkovitz is responsible for developing NBC's new media strategy and managing NBC's interactive operations. From December 1993 to December 1995, Mr. Yudkovitz served as Senior Vice President of NBC Multimedia, and in addition was appointed Senior Vice President of Strategic Development of NBC in March 1993. He has also served as General Counsel and Vice President for Business Affairs of CNBC. Mr. Yudkovitz joined NBC in 1984. Mr. Yudkovitz is a director of iVillage, Inc. and Talk City, Inc., and a member of the board of managers of Snap. Mr. Yudkovitz holds a B.A. from Rutgers University and received his J.D. from Columbia Law School.

VOTE REQUIRED

    Class B directors are elected by a plurality of the votes cast by holders of our Class B Common Stock present in person or represented by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ELECTION OF EACH OF THE NOMINEES FOR CLASS B DIRECTOR LISTED ABOVE.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

BOARD MEETINGS AND COMMITTEES

    The board of directors held no meetings during the fiscal year ending December 31, 1999 and acted 16 times by unanimous written consent.

    The board of directors has established an audit committee, a compensation committee, an investment committee, a Class A nominating committee and a Class B nominating committee. These committees were established either in November 1999 or January 2000.

    The audit committee, consisting of James Heffernan, Philip Schlein and Mark
W. Begor, recommends the selection of independent public accountants to the board of directors, reviews the scope and results of the audit and other services provided by our independent accountants, and reviews our accounting practices and systems of internal accounting controls. The audit committee held no meetings during the last fiscal year. The board of directors has adopted a charter for the audit committee, which is attached as Appendix A to this Proxy Statement. Prior to June 14, 2000, the board of directors intends to amend this charter to comply with newly adopted rules of the Nasdaq Stock Market that will apply to NBCi on and after such date. All members of the audit committee are "independent" under rules of the Nasdaq Stock Market currently applicable to NBCi. By virtue of his employment with NBC, Mr. Begor would not be considered "independent" under rules of the Nasdaq Stock Market applicable to NBCi beginning June 14, 2001. The board of directors intends to appoint another director to replace Mr. Begor prior to that time.

    The compensation committee, consisting of James Heffernan and Mark W. Begor, reviews and approves the salaries, bonuses and other compensation payable to our executive officers and administers and makes recommendations concerning our employee benefit plans. The compensation committee held no meetings during the last fiscal year.

    The investment committee, consisting of Mark W. Begor, Robert C. Harris, Jr., James Heffernan, Chris Kitze, William C. Lansing and Martin J. Yudkovitz, has authority to approve strategic acquisitions of NBCi up to $50.0 million and material investments of NBCi up to $10.0 million. The investment committee held no meetings during the last fiscal year.

    The Class A nominating committee, consisting of William J. Lansing, Chris Kitze, Robert C. Harris, Jr., James Heffernan, Jeffrey Ballowe and Philip Schlein, has authority to nominate persons to serve as Class A directors and to appoint persons to fill vacancies on, or newly created directorships of, the board of directors designated for Class A directors. The Class A nominating committee held no meetings during the last fiscal year. The Class A nominating committee received no recommendations for Class A director nominees for the annual meeting. The Class A nominating committee will consider such recommendations for the 2001 annual meeting if properly submitted as set forth below under "Deadline for Receipt of Stockholder Proposals."

    The Class B nominating committee, consisting of Robert C. Wright, John F. Welch, Jr., Gary M. Reiner, Martin J. Yudkovitz, Mark W. Begor and Scott M. Sassa, has authority to nominate persons to serve as Class B directors and to appoint persons to fill vacancies on, or newly created directorships of, the board of directors designated for Class B directors. The Class B nominating committee held no meetings during the last fiscal year. The Class B nominating committee received no recommendations for Class B director nominees for the annual meeting. The Class B nominating committee will consider such recommendations for the 2001 annual meeting if properly submitted as set forth below under "Deadline for Receipt of Stockholder Proposals."

DIRECTOR COMPENSATION

    Upon initial appointment to our board of directors, each non-employee Class A director receives options to purchase 25,000 shares of our Class A Common Stock, at an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. The options vest on a monthly basis over a period of three years. In addition, each non-employee Class A director receives (i) a fee of $5,000 per quarter, (ii) a fee of $750 per board or committee meeting attended and (iii) reasonable travel expenses for attending board or committee meetings.

    Some of our directors had additional compensation arrangements with Xoom.com that were in effect prior to the closing of the transactions that formed us in November 1999. These arrangements are described below in "Certain Transactions."

                                PROPOSAL NO. 4:
               APPROVAL OF AMENDMENT TO 1999 STOCK INCENTIVE PLAN

    NBCi's stockholders are being asked to approve an amendment to NBCi's 1999 Stock Incentive Plan that will increase the maximum number of shares of Class A Common Stock authorized for issuance over the term of the stock incentive plan by an additional 4,500,000 shares from 13,500,000 shares to 18,000,000 shares.

    The stock incentive plan was adopted by the board of directors and approved by the stockholders in November 1999. The amendment to the stock incentive plan for which stockholder approval is sought under this Proposal No. 4 was adopted by the board in April 2000, subject to stockholder approval at the annual meeting.

    The proposed share increase will assure that a sufficient reserve of Class A Common Stock is available under the stock incentive plan to attract and retain the services of key individuals, essential to NBCi's long-term growth and success.

1999 STOCK INCENTIVE PLAN

    The following is a summary of the principal features of the stock incentive plan. However, the summary does not purport to be a complete description of all the provisions of the stock incentive plan. Any stockholder of NBCi who wishes to obtain a copy of the actual plan document may do so upon written request to NBCi's Chief Financial Officer at NBCi's principal executive offices in San Francisco, California.

    PURPOSES

    The purposes of the stock incentive plan are to promote the interests of NBCi and its stockholders by:

    - attracting and retaining exceptional officers, directors and other key employees and consultants of NBCi and its subsidiaries;

    - motivating those individuals with performance-related incentives to achieve longer-range performance goals; and

    - enabling those individuals to participate in the long-term growth and financial success of NBCi.

    ADMINISTRATION/ELIGIBLE PARTICIPANTS

    The stock incentive plan is administered by an administrator, defined as the board of directors of NBCi or one or more committees designated by the board of directors. The current administrator of the stock incentive plan is the compensation committee. The compensation committee currently consists of committee members intended to be "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act, to the extent
Rule 16b-3 is applicable to NBCi and the stock incentive plan, and intended to be "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code. The mere fact that a committee member fails to qualify as a non-employee director or outside director, however, will not invalidate any award made by the committee which award is otherwise validly made under the stock incentive plan.

    Any officer or other employee, director or consultant to NBCi or any of its subsidiaries will be eligible to be designated a participant under the stock incentive plan.

    The committee has the authority to determine the participants to whom awards shall be granted under the stock incentive plan. However, the board of directors of NBCi may delegate to one or more officers of NBCi the authority to grant awards to participants who are not officers or directors of NBCi subject to Section 16 of the Securities Exchange Act or "covered employees" within the meaning of Section 162(m).

    NUMBER OF SHARES AUTHORIZED UNDER THE STOCK INCENTIVE PLAN

    The stock incentive plan currently authorizes the grant of awards for up to 13,500,000 shares of NBCi's Class A Common Stock. If Proposal No. 4 is approved by NBCi's stockholders, the number of shares available for grant will increase to 18,000,000. In addition, on the first business day of each calendar year beginning 2001, the maximum number of shares issuable under the stock incentive plan will be increased to that number that, when added to the number of unissued shares under outstanding awards, equals 30% of the number of outstanding shares of NBCi Common Stock on a fully diluted basis as of December 31 of the immediately preceding calendar year. The maximum number of shares available for grant of incentive stock options will be 18,000,000, which amount is subject to annual adjustment. The number of shares reserved for issuance under the stock incentive plan is subject to adjustment to avoid dilution or enlargement of intended benefits in the event of certain significant corporate events.

    Awards may be made in the form of:

    - nonqualified stock options;

    - stock options intended to qualify as incentive stock options under
      Section 422 of the Internal Revenue Code;

    - stock appreciation rights;

    - restricted stock;

    - performance awards and/or performance units;

    - dividend equivalent rights; or

    - other stock based awards.

    The maximum number of shares of Class A Common Stock with respect to which stock options and stock appreciation rights may be granted to any participant in the stock incentive plan in any calendar year may not exceed 1,000,000 shares. If, after the effective date of the stock incentive plan, any shares of Class A Common Stock covered by an award granted under the stock incentive plan, or to which such an award relates, are forfeited, or if an award has expired, terminated or been cancelled for any reason, other than by reason of exercise or vesting, or if any unissued shares are retained by NBCi upon exercise of an award to satisfy the exercise price or any withholding taxes, then the shares of Class A Common Stock covered by such award shall again be, or shall become, shares of Class A Common Stock with respect to which awards may be granted under the stock incentive plan.

    SUBSTITUTE AWARDS

    Awards may be made under the stock incentive plan in assumption of, or in substitution for, outstanding awards previously granted by NBCi or its affiliates or a company acquired by NBCi or its affiliates with which NBCi or its affiliates combines. The number of shares underlying any such assumed or substitute awards will be counted towards the aggregate number of shares of Class A Common Stock which are available for grant under awards made under the stock incentive plan.

    TERMS AND CONDITIONS OF AWARDS UNDER THE STOCK INCENTIVE PLAN

    Awards made under the stock incentive plan will be subject to the terms and conditions, vesting requirements, form and timing of exercise or settlement, as applicable, as may be determined by the administrator and specified in the applicable award agreement or thereafter; provided that (1) stock options intended to qualify as incentive stock options will be subject to terms and conditions that comply with the rules applicable to incentive stock options and (2) the exercise price per share of any stock option granted under the stock incentive plan may not be less than 85% of the fair market value per share on the date of grant.

    Payment in respect of the exercise of an option granted under the stock incentive plan may be made:

    - in cash or its equivalent;

    - through the delivery of a promissory note with such recourse, interest, security and redemption provisions as the administrator deems appropriate;

    - by exchanging shares of Class A Common Stock;

    - subject to such rules as may be established by the administrator, through delivery of irrevocable instructions to a broker to sell the shares being acquired upon exercise of the option and to deliver to NBCi an amount equal to the aggregate exercise price; or

    - by any combination of the foregoing, provided that the combined value of the consideration received is at least equal to the aggregate exercise price of the option.

    The administrator may designate stock options and stock appreciation rights intended to qualify as "performance-based compensation" under Section 162(m), provided that the exercise price is established by the administrator to be at least equal to the fair market value per share as of the date of grant. This form of award enables the administrator to treat certain other awards under the stock incentive plan as "performance-based compensation" and thus preserve deductibility by NBCi for federal income tax purposes of such awards which are made to individuals who are "covered employees" as defined in Section 162(m).

    Under Section 162(m), no deduction is allowed in any taxable year of NBCi for compensation in excess of $1 million paid to its chief executive officer and each of its four most highly paid other executive officers who are serving in such capacities as of the last day of such taxable year. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible employees under such plan during a specified period. Compensation paid pursuant to options and stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value of NBCi's stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to employees only if the stock price appreciates.

    TRANSFERABILITY

    Incentive stock options may only be exercised by the optionee during the optionee's lifetime and may not be transferred or encumbered by the optionee except by will or by the laws of descent and distribution. Any such purported transfer or encumbrance shall be void and unenforceable against NBCi or any affiliate. The designation of a beneficiary is not considered a transfer or encumbrance. The administrator has the discretion under the stock incentive plan to provide that other awards granted under the stock incentive plan may be transferred without consideration to certain family members or trusts, partnerships or limited liability companies in which the original grantee and/or his or her family members own a 50% beneficial interest or a 50% voting interest.

    CHANGE IN CONTROL

    In the event of a change in control, as defined below, each currently outstanding award under the stock incentive plan automatically will have its vesting accelerated by 12 months on the effective date of the corporate transaction. Upon consummation of the corporate transaction, all outstanding awards will terminate unless such award is assumed or replaced with a comparable award or cash incentive program by the successor corporation or its affiliates or such award is purchased for cash. If within 12 months of a change in control, a participant is subsequently terminated or leaves for good reason, each outstanding award of the participant shall become fully vested and exercisable.

    Under the stock incentive plan a "change in control" is defined as any merger, consolidation or other form of business combination in which the stockholders of NBCi do not own at least 50% of the combined voting power in the surviving entity, the acquisition of 50% of the total combined voting power of NBCi's outstanding securities or a change in a majority of the board of directors over a period of three years by reason of one or more contested elections, except that any increase in securities ownership by NBC or its successors does not constitute a change in control.

    The stock incentive plan also provides for the accelerated vesting of outstanding awards held by participants primarily in the service of an affiliated entity of NBCi, upon the sale, merger, consolidation or sale of substantially all of the assets of such entity.

    AMENDMENT TO STOCK INCENTIVE PLAN

    The board of directors of NBCi may amend, suspend or terminate the stock incentive plan; provided that no amendment or termination will be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the stock incentive plan. In addition, no action that would adversely affect the rights of any participant to awards previously granted under the stock incentive plan will be effective without the participant's consent.

    FEDERAL INCOME TAX CONSEQUENCES RELATING TO STOCK OPTIONS

    The following summary of the federal income tax consequences of the grant and exercise of nonqualified and incentive stock options awarded under the stock incentive plan, and the disposition of shares of Class A Common Stock purchased pursuant to the exercise of such stock options, is intended to reflect the current provisions of the Internal Revenue Code and the regulations thereunder.

    This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations.

    No income will be realized by an optionee when a nonqualified stock option is granted. Upon exercise of a nonqualified stock option, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price at the time of exercise, referred to as the "spread". The spread will be deductible by NBCi for federal income tax purposes subject to the possible limitations on deductibility, including those under Sections 280G and 162(m) of the Internal Revenue Code, of compensation paid to specified executives. The optionee's tax basis in the underlying shares acquired by exercise of a nonqualified stock option will equal the exercise price plus the amount taxable as compensation to the optionee. Upon sale of the shares received by the optionee upon exercise of the nonqualified stock option, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The optionee's holding period for shares acquired pursuant to the exercise of a nonqualified stock option will begin on the date of exercise of such option.

    Pursuant to rules under Section 16(b) of the Securities Exchange Act, the grant of an option, and not its exercise, to a person who is subject to the reporting and short-swing profit provisions under Section 16 of the Securities Exchange Act begins the six-month period of potential short-swing liability. The taxable event for the exercise of an option that has been outstanding at least six months ordinarily will be the date of exercise. If an option is exercised by a person subject to Section 16 within six months after the date of grant, however, taxation ordinarily will be deferred until the date which is six months after the date of grant, unless the person has filed a timely election pursuant to Section 83(b) of the Internal Revenue Code to be taxed on the date of exercise. The six month period of potential short-swing liability may be eliminated if the option grant (1) is approved in advance by NBCi's board of directors, or a committee composed solely of two or more non-employee directors, or (2) approved in advance, or subsequently ratified by NBCi's shareholders no later than the next annual meeting of shareholders. Consequently, the taxable event for the exercise of an option that satisfies either of the conditions described in clauses (1) or (2) above will be the date of exercise.

    The payment by an optionee of the exercise price, in full or in part, with previously acquired shares of NBCi Common Stock will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by the optionee upon the surrender of the previously acquired shares to NBCi, and shares received by the optionee, equal in number to the previously surrendered shares of NBCi Common Stock, will have the same tax basis as the shares surrendered to NBCi and will have a holding period that includes the holding period of the shares surrendered. The value of the shares of NBCi Common Stock received by the optionee in excess of the number of shares surrendered to NBCi will be taxable to the optionee. Such additional shares of NBCi Common Stock will have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized, and will have a holding period that begins on the date ordinary income is recognized.

    The Internal Revenue Code requires that, for incentive stock option treatment, shares of Class A Common Stock acquired through exercise of an incentive stock option cannot be disposed of before two years from the date of grant and one year from the date of exercise. Incentive stock option holders will generally incur no federal income tax liability at the time of grant or upon exercise of such options. However, the spread will be an "item of adjustment" which may give rise to "alternative minimum tax" liability at the time of exercise. If the optionee does not dispose of the shares of NBCi Common Stock before two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares of NBCi Common Stock will constitute long-term capital gain or loss, as the case may be. Assuming both the holding periods are satisfied, no deduction will be allowable to NBCi for federal income tax purposes in connection with the grant or exercise of the option. If, within two years of the date of grant or within one year from the date of exercise, the holder of shares of NBCi Common Stock acquired through the exercise of an incentive stock option disposes of the shares, the optionee will generally realize ordinary taxable compensation at the time of the disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of initial exercise or the amount realized on the subsequent disposition, and this amount will generally be deductible by NBCi for federal income tax purposes, subject to limitations on deductibility including those in Sections 280G and 162(m) for compensation paid to executives designated in those sections.

    ANTICIPATED AWARDS

    As of the date of this Proxy Statement, no director, executive officer or nominee for director has been granted options subject to stockholder approval of the proposed amendment. The benefits to be received pursuant to the stock incentive plan amendment by NBCi's directors, executive officers and employees are not determinable at this time.

VOTE REQUIRED

    The affirmative vote of a majority of the outstanding voting shares of NBCi present in person or represented by proxy and entitled to vote present or represented and entitled to vote at the annual meeting is required for approval of the amendment to the stock incentive plan. Should such stockholder approval not be obtained, then the 4,500,000-share increase to the share reserve will not be implemented. The stock incentive plan will, however, continue to remain in effect, and option grants and direct stock issuances may continue to be made pursuant to the provisions of the stock incentive plan in effect prior to the amendments summarized in this Proposal No. 4, until the available reserve of Common Stock as last approved by the stockholders has been issued pursuant to option grants and direct stock issuances made under the stock incentive plan.

RECOMMENDATION OF THE BOARD

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND NBCI'S STOCK INCENTIVE PLAN THAT WILL INCREASE THE MAXIMUM NUMBER OF SHARES OF CLASS A COMMON STOCK AUTHORIZED FOR ISSUANCE OVER THE TERM OF THE STOCK INCENTIVE PLAN BY AN ADDITIONAL 4,500,000 SHARES FROM 13,500,000 SHARES TO 18,000,000 SHARES.

                                PROPOSAL NO. 5:
          RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS

    The board of directors, which appointed the firm of Ernst & Young LLP, NBCi's independent public accountants during fiscal 1999, and for Xoom.com, Inc. during fiscal 1998, has appointed that firm to serve in the same capacity for fiscal 2000, and is asking the stockholders to ratify this appointment.

    In the event the stockholders fail to ratify the appointment, the board of directors will reconsider its selection. Even if the selection is ratified, the board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the board of directors believes that such a change would be in the best interests of NBCi and its stockholders.

    A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

VOTE REQUIRED

    The ratification of the appointment of Ernst & Young LLP as our independent accountant will require the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock.

RECOMMENDATION OF THE BOARD

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS NBCI'S INDEPENDENT ACCOUNTANTS FOR FISCAL 2000.

                                   MANAGEMENT

EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the executive officers of NBCi:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
                                                       Chief Executive Officer and Class A
William J. Lansing........................     42      Director
                                                       Executive Vice Chairman of the Board and
Chris Kitze...............................     40      Class A Director
Edmond P. Sanctis.........................     37      President and Chief Operating Officer
                                                       Executive Vice President, Finance and
John Harbottle............................     45      Chief Financial Officer
Alan Braverman............................     38      President, Business to Business
                                                       Executive Vice President, Director of
Jack G. Levin.............................     52      Legal Affairs
                                                       Executive Vice President, Product and
Shawn Hardin..............................     37      Executive Producer
                                                       Executive Vice President, Sales and
John McMenamin............................     45      Marketing

    Biographical information for Mr. Lansing and Mr. Kitze is set forth under "Proposal No. 1: Election of Class A Directors."

    JOHN HARBOTTLE has served as our Executive Vice President, Finance, Chief Financial Officer, Secretary and Treasurer since August 1999 and as Xoom.com's Vice President, Finance and Chief Financial Officer since August 1998 and as Xoom.com's Secretary since April 1999. From February 1996 to February 1998,
Mr. Harbottle was the Vice President of Finance and Chief Financial Officer of Mastering Computers, Inc., an information technology training and CBT software development and manufacturing company, and then worked as an independent consultant for Mastering Computers, Inc. from February 1998 to July 1998. From October 1994 to February 1996, Mr. Harbottle was the Vice President of Finance and Chief Financial Officer of Zenger-Miller, an international management/leadership training, consulting and education company. From
January 1992 to October 1994, Mr. Harbottle was the Vice President of Finance and Chief Financial Officer of IFS, an international consumer products and direct marketing company. Mr. Harbottle holds a B.S. in Business Administration from the University of California, Berkeley.

    EDMOND P. SANCTIS has served as our President and Chief Operating Officer since November 1999 and has served as Chief Operating Officer of Snap since
July 1998. From 1996 to July 1998, Mr. Sanctis was Senior Vice President and General Manager of NBC Multimedia, Inc., a wholly owned subsidiary responsible for NBC's Internet and new technology operations. From 1993 to 1996, Mr. Sanctis held various management positions at NBC, including General Manager of NBC Digital Productions and Manager of Cable and Business Development.
Mr. Sanctis has also been a Communications Associate for Sony USA and previously worked as a television news reporter. Mr. Sanctis has served as a director of Telocity, Inc., a provider of high-speed residential Internet services and content, since December 1999. Mr. Sanctis holds a B.S. in Journalism from the University of Maryland and an M.B.A. from Columbia University.

    ALAN BRAVERMAN has served as our President, Business to Business since December 1999. From April 1999 to December 1999, Mr. Braverman worked at Banc of America Securities and held the position of Senior Managing Director and Head of Internet Research. From July 1998 to April 1999, Mr. Braverman was Managing Director and Head of Internet Research at Deutsche Bank Securities, the investment banking arm of Deutsche Bank Group. From July 1996 to July 1998, he was the senior Internet analyst at Credit Suisse First Boston. From 1995 to
July 1996, Mr. Braverman was Vice President, Internet Analysis at Haniser Imhoff. From 1991 to 1995, Mr. Braverman served as a senior executive at U.S. West as well as General Manager for CityKey Online, where he oversaw the national roll-out for the company's online business. Mr. Braverman earned a B.B.A. in finance and strategy from The Wharton School of the University of Pennsylvania and a M.B.A. in finance, strategy and marketing from Northwestern University's Kellogg Graduate School of Management.

    JACK G. LEVIN has served as our Executive Vice President, Director of Legal Affairs since February 2000. From April 1999 to January 2000, Mr. Levin was an independent consultant. From October 1997 to April 1999, Mr. Levin was the Managing Director, Legal, for NationsBanc Montgomery Securities. From
January 1983 to October 1997, Mr. Levin was Director of Legal Affairs and a partner at Montgomery Securities. Mr. Levin received his B.A. from Amherst College and his J.D. from Columbia University.

    SHAWN HARDIN has served as our Executive Vice President, Product and Executive Producer since November 1999 and has served as Senior Vice President of Snap since July 1998. Beginning in July 1996 until June 1998, Mr. Hardin served as the Vice President and Executive Producer of NBC Multimedia, Inc., a wholly owned subsidiary responsible for NBC's Internet and new technology operations. Prior to this, from July 1995 to June 1996, he served as Creative Director of NBC Multimedia, Inc. From July 1994 to June 1995, Mr. Hardin was the Supervising Producer and Creative Director of a technology and programming division at NBC known as NBC-2000. Prior to joining NBC, Mr. Hardin operated his own business where he worked on more than seventy productions including features, shorts, commercials, music videos and a variety of Interactive Media projects. Mr. Hardin has a B.A. from the University of Southern California, School of Cinema/ Television.

    JOHN MCMENAMIN has served as our Executive Vice President, Sales and Marketing since December 1999. From June 1999 to December 1999, Mr. McMenamin served as Vice President General Manager of Sponsorship for iVillage.com. From December 1997 to August 1998, Mr. McMenamin served as President and Chief Executive Officer of C3 Communications, Inc., an interactive media company. From 1991 through 1997, Mr. McMenamin served in various positions at Time Warner/Turner and most recently held the position of President of Turner Private Networks. Mr. McMenamin holds an M.B.A. and certificate degree in business law from the Stillman Graduate School of Business Administration at Seton Hall University and a B.A. from St. Anselm's College.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table contains information in summary form concerning the compensation paid to our chief executive officer and each of our most highly compensated executive officers whose total salary, bonus and other compensation exceeded $100,000 during the fiscal year ended December 31, 1999. Our fiscal year ended December 31, 1999 started in November 1999, the date upon the closing of the transaction that formed us. In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below that do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers. None of the officers received compensation for the years ended December 31, 1997 and 1998, as we were formed in 1999.

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                          ------------
                                                              ANNUAL COMPENSATION          SECURITIES
                                                        -------------------------------    UNDERLYING
             NAME AND PRINCIPAL POSITION                  YEAR     SALARY($)   BONUS($)    OPTIONS(#)
------------------------------------------------------  --------   ---------   --------   ------------
Chris Kitze...........................................    1999           --         --             --
  Chief Executive Officer
Edmond P. Sanctis.....................................    1999       30,770    244,000        500,000
President and Chief Operating Officer
John McMenamin........................................    1999       13,462    175,000        300,000
  Executive Vice President, Sales and Marketing
Alan Braverman........................................    1999       20,833    147,500      1,000,000
  President, Business to Business

    OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning grants of stock options to each of the executive officers named in the table above during the fiscal year ended December 31, 1999. All options granted to these executive officers in the last fiscal year were granted under our 1999 Stock Incentive Plan. The percentage of total options set forth below is based on an aggregate of 2,746,286 options granted to employees during the fiscal year ended
December 31, 1999. All options were granted at the fair market value of our Class A Common Stock on the date of grant. The exercise price may in some cases be paid by delivery of other shares or by offset of the shares subject to options. The deemed value for the date of grant has been adjusted solely for financial accounting purposes. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the SEC and do not represent our estimate or projection of the future Class A Common Stock price.

                                                PERCENT OF                                  POTENTIAL REALIZABLE VALUE AT
                                NUMBER OF      TOTAL OPTIONS                                   ASSUMED ANNUAL RATES OF
                               SECURITIES       GRANTED TO     EXERCISE                     STOCK PRICE APPRECIATION FOR
                               UNDERLYING      EMPLOYEES IN     PRICE                                OPTION TERM
                                 OPTIONS        FISCAL YEAR      PER                        -----------------------------
NAME                             GRANTED           1999         SHARE     EXPIRATION DATE       5%($)          10%($)
---------------------------  ---------------   -------------   --------   ---------------   -------------   -------------
Chris Kitze................           --              --            --             --                 --              --
Edmond P. Sanctis..........      500,000            18.2%       $52.50       12/07/09        $26,945,196     $56,102,897
John McMenamin.............      300,000            10.9%       $60.44       12/07/09        $11,403,117     $28,897,738
Alan Braverman.............      800,000            29.1%       $55.88       11/12/09        $28,114,105     $71,246,663
                                 200,000             7.3%       $72.06       11/22/09        $ 9,063,629     $22,969,016

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1999 AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning exercisable and unexercisable stock options held by each of the executive officers named in the summary compensation table at December 31, 1999. The value of unexercised in-the-money options is based on the fair market value of our Class A

Common Stock on December 31, 1999 of $77.25 per share minus the actual exercise price. All options were granted under our 1999 Stock Incentive Plan.

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED
                                                                        OPTIONS AT           VALUE OF UNEXERCISED IN-THE-MONEY
                                                                    FISCAL YEAR END(#)         OPTIONS AT FISCAL YEAR END(#)
                          SHARES ACQUIRED                        -------------------------   ---------------------------------
NAME                      ON EXERCISE (#)   VALUE REALIZED ($)   EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
------------------------  ---------------   ------------------   -------------------------   ---------------------------------
Chris Kitze.............          --                    --               --/--                           --/--
Edmond P. Sanctis.......      25,000            $1,686,050          130,741/650,541          $8,110,543.36/$21,875,922.22
John McMenamin..........          --                    --            --/300,000                     --/$5,043,000
Alan Braverman..........          --                    --           --/1,000,000                   --/$18,134,000

EMPLOYMENT AGREEMENTS

    On October 21, 1999, Edmond P. Sanctis, then the chief operating officer of Snap, entered into a letter agreement under which he agreed to become our employee and to serve as our president and chief operating officer upon the closing of the transactions forming us. Upon entering into the letter agreement, Mr. Sanctis received a bonus payment of $200,000. As our president and chief operating officer, Mr. Sanctis will receive an annual salary of $400,000, and he will be entitled to receive a quarterly bonus of up to $100,000 and an annual bonus of up to $100,000 upon the achievement of certain performance goals. In December 1999, Mr. Sanctis received an option to purchase 500,000 shares of our Class A Common Stock at an exercise price of $52.50 per share. The options vest monthly over a three-year period.

    On November 17, 1999, John McMenamin, NBCi's Executive Vice President, Sales and Marketing, entered into an employment agreement with NBCi. The employment agreement provides for an annual salary of $350,000. Mr. McMenamin is also eligible for up to $350,000 in commissions if NBCi achieves certain target sales goals. Mr. McMenamin received a signing bonus of $175,000 on his thirtieth day of employment. Should we terminate Mr. McMenamin without cause in the first
12 months of his employment, Mr. McMenamin will receive 25,000 shares of our Class A Common Stock. Mr. McMenamin was also granted options to purchase up to 300,000 shares of Class A Common Stock at a per share exercise price of $60.44. The options vest at a rate of 25% after 12 months and one forty-eighth of the total grant per month over the next 36 months.

    On November 12, 1999, Alan Braverman, NBCi's President, Business to Business, entered into an employment agreement with NBCi. The employment agreement provides for an annual salary of $250,000. Mr. Braverman was also granted an option to purchase up to 800,000 shares of our Class A Common Stock at a per share exercise price of $55.88. The options vest at a rate of 25% after 12 months, and one forty-eighth of the total grant per month over the next
36 months. On November 22, 1999, we granted Mr. Braverman options to purchase up to 200,000 shares of our Class A Common Stock at a per share exercise price of $72.06. The options vest on a monthly basis over 36 months. In addition, effective November 15, 1999, Mr. Braverman received a grant of 2,500 shares of our Class A Common Stock.

    On March 23, 2000, William J. Lansing, NBCi's Chief Executive Officer, entered into an employment agreement with NBCi. The employment agreement provides for an annual salary of $800,000. Mr. Lansing will be entitled to receive an annual bonus of up to $1.2 million, $900,000 of which is guaranteed and to be paid quarterly and $300,000 of which shall be paid annually based upon achievement of certain performance goals. Mr. Lansing was also granted an option to purchase up to 1,000,000 shares of our Class A Common Stock at a per share exercise price of $44.63. The options vest at a rate of 33 1/3% after 12 months, and one thirty-sixth of the total grant per month over the next
24 months. In addition, Mr. Lansing was granted the number of restricted stock shares of our Class A common stock valued at a total of $12 million based upon our closing price on March 24, 2000, which vest 50% at the end of the 24 month period and 50% at the end of an additional 12 months. Further, we loaned
Mr. Lansing $4 million, without interest, for the purchase of a primary residence in the San Francisco

Bay Area. Such loan shall be secured by a second mortgage on such primary residence, to be held by NBCi. Upon the third anniversary of Mr. Lansing's employment the loan will be forgiven in full, resulting in ordinary income to Mr. Lansing.

                             AUDIT COMMITTEE REPORT

    The following is the report of the audit committee with respect to NBCi's audited financial statements for the fiscal year ended December 31, 1999, which include the consolidated balance sheets of NBCi as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999, and the notes thereto. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that NBCi specifically incorporates it by reference in such filing.

REVIEW WITH MANAGEMENT

    The committee has reviewed and discussed NBCi's audited financial statements with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT ACCOUNTANTS

    The committee has discussed with Ernst & Young LLP, NBCi's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of NBCi's financial statements.

    The committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from NBCi and its related entities) and has discussed with Ernst & Young LLP their independence from NBCi.

CONCLUSION

    Based on the review and discussions referred to above, the committee recommended to NBCi's board of directors that NBCi's audited financial statements be included in NBCi's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

                                          SUBMITTED BY THE AUDIT COMMITTEE
                                          OF THE BOARD OF DIRECTORS
                                          Mark W. Begor
                                          James Heffernan
                                          Philip Schlein

                         COMPENSATION COMMITTEE REPORT

    The compensation committee of the board of directors currently consists of Mark Begor and James Heffernan, both of whom are outside directors of NBCi. The committee reviews and recommends to the board of directors the compensation and benefits of all officers of NBCi and establishes and reviews general policies relating to compensation and benefits of employees of NBCi. The following is the report of the committee describing compensation policies and rationale applicable to NBCi's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 1999. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that NBCi specifically incorporates it by reference in such filing.

COMPENSATION PHILOSOPHY AND REVIEW

    NBCi's executive compensation program is generally designed to align the interests of executives with the interests of stockholders and to reward executives for achieving corporate and individual objectives. The executive compensation program is also designed to attract and retain the services of qualified executives in the highly competitive Internet and computer networking marketplaces. Executive compensation currently consists of a base salary, quarterly incentive plan, long-term equity incentives and other compensation and benefit programs generally available to other employees.

    The committee has considered the potential impact of Section 162(m) on the compensation paid to NBCi's executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers, unless compensation is performance-based. In general, it is the committee's policy to qualify, to the maximum extent possible, its executives' compensation for deductibility under applicable tax laws.

BASE SALARIES

    Base salary levels for the Chief Executive Officer (the "CEO") and other executive officers are intended to compensate executives competitively within the high-technology marketplace. Base salaries are determined on an individual basis by evaluating each executive's scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for executive talent. Regarding the latter measure, certain companies included in the peer group index of the stock performance graph are also included in surveys reviewed by the committee in determining salary levels for the CEO and other executive officers of NBCi. Base salaries for executives are reviewed annually by the committee.

QUARTERLY INCENTIVE PLAN

    NBCi provides quarterly incentive bonuses for its executive officers as well as other key management employees. The quarterly incentive plan is intended to provide a direct link between management compensation and the achievement of corporate and individual objectives. The level of bonus is determined on an individual basis by evaluating each executive's scope of responsibility. At the beginning of each quarter, NBCi sets certain corporate objectives (including financial performance goals) and each individual manager sets his or her own personal objectives to support the achievement of the corporate objectives. At the end of the quarter, performance is assessed and the level of bonus payable, if any, is determined. Achievement of corporate objectives is given more weight than achievement of individual objectives for purposes of determining the quarterly bonus.

LONG-TERM EQUITY INCENTIVES

    NBCi provides long-term equity incentives to its executive officers and to all other employees through the grant of stock options under its stock option plans. The purpose of granting stock options is to create a direct link between compensation and the long-term performance of NBCi. Stock options are generally granted at an exercise price equal to 100% of the fair market on the date of grant, have a ten year term and generally vest in installments over 48 months. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of NBCi's Common Stock, this portion of the executives' compensation is directly aligned with an increase in stockholder value. The primary stock options granted to executive officers are generally in conjunction with the executive officer's acceptance of employment with NBCi. When determining the number of stock options to be awarded to an executive officer, the committee considers the executive's current contribution to NBCi's performance, the executive officer's anticipated contribution in meeting NBCi's long-term strategic performance goals, and comparisons to formal and informal surveys of executive stock option grants made by other Internet and computer networking companies. The committee also reviews stock option levels for executive officers at the beginning of each fiscal year in light of long-term strategic and performance objectives and each executive's current and anticipated contributions to NBCi's future performance.

OTHER COMPENSATION

    NBCi's executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including NBCi's Employee Stock Purchase Plan. In addition, from time to time, executive officers have received sign-on bonuses or other bonuses based on extraordinary effort.

CEO COMPENSATION

    Chris Kitze served as Chief Executive Officer of NBCi in fiscal 1999, but did not receive any compensation for his services because he waived his right to receive any such compensation. The committee intends to review Mr. Lansing's future compensation as Chief Executive Officer annually using the same criteria and policies as are employed for other executive officers. Mr. Lansing's compensation will initially be determined in part by the terms of an employment agreement entered into in March 2000. However, the committee retains the discretion to increase Mr. Lansing's compensation to levels above those provided in the employment agreement.

                                          SUBMITTED BY THE COMPENSATION
                                          COMMITTEE OF THE BOARD OF DIRECTORS
                                          Mark W. Begor
                                          James Heffernan

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Except for James Heffernan, no member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. During the last fiscal year, Mr. Heffernan also served as a member of the compensation committee of Xoom.com of which Mr. Kitze, our former chief executive officer and currently our Vice Chairman and a Class A director, served as chairman of the board. Mr. Kitze did not receive any compensation from Xoom.com or NBCi during the last fiscal year.

                              CERTAIN TRANSACTIONS

    Some of NBCi's directors, executive officers and affiliates have entered into transactions with NBCi or its constituent entities, as set forth below. Shares of Xoom.com Common Stock and options to purchase shares of Xoom.com Common Stock received pursuant to these transactions were automatically converted on a one-for-one basis into shares of our Class A Common Stock and options to purchase our Class A Common Stock, respectively, in the transaction that formed us.

    Xoom.com entered into a consulting agreement, dated May 15, 1998, with James Heffernan, one of our and Xoom.com's outside directors, which agreement terminated on November 15, 1999. The agreement provided for Mr. Heffernan to receive options to buy 16,667 shares of Common Stock of Xoom.com at an exercise price of $3.33 per share and monthly compensation of $10,000, paid in the form of Common Stock. Mr. Heffernan was granted stock options to buy an additional 16,667 shares of Common Stock of Xoom.com at an exercise price of $3.33 per share upon completion of Xoom.com's initial public offering in December 1998. In addition, Mr. Heffernan was entitled to a finder's fee, payable in shares of Common Stock of Xoom.com, of 5% of any investment he secured on Xoom.com's behalf between May 15, 1998 and June 30, 1998. Under this arrangement,
Mr. Heffernan received 50,203 shares of Common Stock of Xoom.com.

    On July 28, 1998, Jeffrey Ballowe, one of our and Xoom.com's outside directors, entered into a letter agreement with Xoom.com, which was amended as of December 2, 1998. Under this letter agreement, as amended, Mr. Ballowe agreed to serve as a member of the board of directors of

Xoom.com. The letter agreement provided for compensation in the form of options to buy 23,334 shares of Common Stock of Xoom.com at an exercise price of $6.75 per share, which vest monthly over a two year period or immediately upon a sale of Xoom.com. Mr. Ballowe also received a monthly fee of $10,000 as compensation for his service as a director of Xoom.com. This fee was payable in shares of Common Stock based upon the stock's closing price on the last trading day of the month. Mr. Ballowe also received compensation equal to 5% of all funds he raises for Xoom.com, payable in Common Stock. Mr. Ballowe's agreement terminated in November 1999.

    On July 28, 1998, Philip Schlein, one of our and Xoom.com's outside directors, entered into a letter agreement with Xoom.com, which was amended as of December 2, 1998. Under this letter agreement, as amended, Mr. Schlein agreed to serve as a member of the board of directors of Xoom.com. The letter agreement provided for compensation in the form of options to buy 23,333 shares of Common Stock of Xoom.com at an exercise price of $6.75 per share, which vest monthly over a two year period or immediately upon a sale of Xoom.com. Mr. Schlein also received a monthly fee of $10,000 payable in cash or in Common Stock of Xoom.com, at Mr. Schlein's option, as compensation for his service as a director of Xoom.com. Mr. Schlein's agreement terminated in November 1999.

    On July 28, 1998, Robert C. Harris, Jr., one of our and Xoom.com's outside directors, entered into a letter agreement with Xoom.com, which was amended as of December 2, 1998. Under this letter agreement, as amended, Mr. Harris agreed to serve as a member of the board of directors of Xoom.com. The letter agreement provided for compensation in the form of options to buy 23,334 shares of Common Stock of Xoom.com at an exercise price of $6.75 per share, which vest monthly over a two year period or immediately upon a sale of Xoom.com. Mr. Harris also received a monthly fee of $10,000 payable in cash or in Common Stock of Xoom.com, at Mr. Harris' option, as compensation for his service as a director of Xoom.com. Mr. Harris' agreement terminated in November 1999.

    On August 4, 1998, John Harbottle, Xoom.com's Chief Financial Officer, entered into an employment agreement with Xoom.com. The employment agreement provides for an annual salary of $144,000. Mr. Harbottle is also eligible for a discretionary quarterly bonus of up to $10,000. Should Xoom.com terminate
Mr. Harbottle without cause, as defined in the agreement, Xoom.com must provide Mr. Harbottle 180 days' advance written notice. Xoom.com may, in its discretion, terminate Mr. Harbottle's employment at any time prior to the end of this notice period, provided Xoom.com pays Mr. Harbottle an amount equal to his base compensation plus any benefits Mr. Harbottle would have earned through the balance of the notice period. If Xoom.com exercises its right to terminate
Mr. Harbottle without cause, Mr. Harbottle shall be immediately entitled to exercise 100% of any stock options Xoom.com has granted to him that had not previously vested. Mr. Harbottle may exercise his vested stock options for a four month period from the date Xoom.com notifies him of its intention to terminate his employment.

    Should Xoom.com terminate Mr. Harbottle for cause, Xoom.com must pay
Mr. Harbottle all compensation due on the date of termination. In the event of a change in control or corporate transaction, as defined in the agreement, as a result of which Mr. Harbottle's employment with Xoom.com is involuntarily terminated, with or without cause, Mr. Harbottle will be entitled to payment of an amount equal to 6 months' base compensation plus benefits, and all stock options Xoom.com previously granted to Mr. Harbottle will immediately become fully vested and exercisable.

    Under the terms of his agreement, Mr. Harbottle may terminate his employment with Xoom.com at any time for any reason by providing Xoom.com with thirty days' advance written notice. Should Mr. Harbottle's employment with Xoom.com terminate for any reason, the agreement further provides that Mr. Harbottle:
(A) will not use any of Xoom.com's proprietary information without Xoom.com's prior written consent; (B) will not use any confidential information to compete against Xoom.com or any of Xoom.com's employees; and (C) will not, for one year following termination, solicit any of Xoom.com's customers or employees.

    In May 1999, Xoom.com granted Mr. Harbottle options to purchase up to 31,792 shares of Common Stock at a per share exercise price of $45.50. In
September 1999, Xoom.com granted Mr. Harbottle options to purchase up to 90,000 shares of Common Stock at a per share exercise price of $35.9375 per share.

    Mr. Kitze and Flying Disc, of which Mr. Kitze serves as general partner, entered into a voting agreement dated May 9, 1999 with NBC and CNET. Under the terms of the voting agreement, Mr. Kitze and Flying Disc agreed to vote all 3,350,680 shares of Xoom.com Common Stock they beneficially own in favor of the transactions that formed us.

    In August 1999, Mr. Ballowe, Mr. Schlein, Mr. Harris and Mr. Heffernan each received options to purchase up to 25,000 shares of Common Stock of Xoom.com at a per share exercise price of $30.19. The options vest at a rate of one-thirty-sixth per month over 36 months.

    In August 1999, Mr. Sanctis received options to purchase an aggregate amount of 77,821 units of Snap at an exercise price of $38.79 per unit. The options vest at a rate of one thirty-sixth per month over 36 months. These options were automatically converted into options to purchase 100,000 shares of our Class A Common Stock at an exercise price of $30.19 per share in the transactions that formed us.

    In August 1999, Shawn Hardin, NBCi's Executive Vice President, Product and Executive Producer, and Kenneth S. Norton, NBCi's then Chief Technology Officer, each received options to purchase up to 58,366 units of Snap at an exercise price of $38.79 per unit. The options vest at a rate of one thirty-sixth per month over 36 months. These options were automatically converted into options to purchase 75,000 shares of our Class A Common Stock at an exercise price of $30.19 per share in the transactions that formed us. In December 1999, Mr. Hardin and Mr. Norton each received options to purchase up to 30,000 shares of our Class A Common Stock at a per share exercise price of $60.44. The options vest at a rate of one thirty-sixth per month over 36 months.

    On September 13, 1999, Xoom.com and Snap entered into a strategic alliance with ValueVision, a company in which an affiliate of NBC owns a 38.1% ownership interest. The terms of the strategic alliance were negotiated at arms length.

    On October 18, 1999, as consideration for agreeing to serve on Xoom.com's board of directors, L. Lowry Mays was granted an option to purchase 25,000 shares of Common Stock of Xoom.com at an exercise price of $54.875 per share. The options vest monthly over a three year period. In June 1999, Xoom.com entered into an agreement with Clear Channel Broadcasting, Inc., a subsidiary of Clear Channel Communications. Mr. Mays is the chief executive officer, chairman of the board and a director of Clear Channel Communications. Mr. Mays was not affiliated with Xoom.com at the time the agreement was entered into.

    In November 1999, Michael M. Lynton, one of our outside directors, received options to purchase up to 25,000 shares of our Class A Common Stock at a per share exercise price of $63.19. The options vest at a rate of one thirty-sixth per month over 36 months. The unvested portion of the options terminated upon Mr. Lynton's resignation from our board of directors on February 28, 2000.

    We intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements will require us to indemnify these individuals to the fullest extent permitted by Delaware law.

    We also have entered into various employment agreements with some of our officers. See "Management--Employment Agreements" for a more detailed description.

    We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                            STOCK PRICE PERFORMANCE

    The following graph shows a comparison of cumulative total stockholder returns for NBCi's Class A Common Stock, the Nasdaq Stock Market Index for U.S. Companies, and the Hambrecht & Quist Internet Index. The graph assumes the investment of $100 from November 30, 1999, the first trading date of NBCi's Class A Common Stock, through December 31, 1999. The data regarding NBCi assumes an investment at the initial trading price of $76.00 per share of NBCi's
Class A Common Stock. The performance shown is not necessarily indicative of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           NBCI    NASDAQ INDEX  HAMBRECHT & QUIST INTERNET INDEX
11/30/99     $100          $100                              $100
12/31/99  $101.64       $121.58                           $138.91

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires NBCi's officers and directors, and persons who own more than 10% of a registered class of NBCi's equity securities, to file certain reports regarding ownership of, and transactions in, NBCi's securities with the Securities and Exchange Commission. Such officers, directors and 10% stockholders are also required by Securities and Exchange Commission rules to furnish NBCi with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, NBCi believes that for the year ended December 31, 1999, all reporting persons complied with Section 16(a) filing requirements except as follows: John Harbottle, Kenneth Norton and Edmond Sanctis filed reports on Form 4 for December 1999 after the January 10, 2000 due date.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of stockholders of NBCi, including proposals for nominees for Class A director to be considered by the Class A nominating committee, which are intended to be presented by such stockholders at NBCi's 2001 Annual Meeting of Stockholders must be received by NBCi no later than December 30, 2000 to be included in the proxy statement and form of proxy relating to that meeting. The deadline for submitting proposals of stockholders, including proposals for nominees for Class A director to be considered by the Class A nominating committee, that will not be included in the proxy statement and form of proxy for NBCi's 2001 Annual Meeting of Stockholders but nonetheless will be eligible for consideration is March 24, 2001; in addition, such proposals also may not be made earlier than February 21, 2001. Proposals for nominees for Class A director may be made only by holders of Class A Common Stock. The above deadlines do not apply to proposals for nominees for Class B director to be considered by the Class B nominating committee, which may be made only by holders of a majority of the Class B Common Stock at any time up to and including the date of the annual meeting.

                                 OTHER MATTERS

    NBCi knows of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ JOHN HARBOTTLE
                                          John Harbottle
                                          Chief Financial Officer, Executive
                                          Vice President,
                                          Finance, Secretary and Treasurer

San Francisco, California

May 1, 2000

                                   APPENDIX A
                            AUDIT COMMITTEE CHARTER

    The Audit Committee of the Board of Directors of NBC Internet (the "Corporation") shall consist of three (3) members of the Board of Directors, a majority of which shall be outside members, and shall be charged with the following functions:

    1. To take any and all actions which may be taken by the Board of Directors of the Corporation to review and supervise the financial controls of the Corporation, including selecting the Corporation's auditors, reviewing the books and accounts of the Corporation, meeting with the officers of the Corporation regarding the Corporation's financial controls, acting upon recommendations of the auditors and taking such further actions as the Committee deems necessary to complete an audit of the books and accounts of the Corporation.

    2. To perform such other functions and have such other powers as may be necessary or convenient to the efficient discharge of the foregoing.

    3. To report to the Board of Directors from time to time, or whenever it shall be called upon to do so.

                                      PROXY

                               NBC INTERNET, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 22, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints William Lansing and Jack Levin and each of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of NBC Internet, Inc. ("NBCi"), held of record by the undersigned on April 27, 2000 at the Annual Meeting of Stockholders of NBC Internet, Inc. to be held on June 22, 2000, or at any adjournment or postponement thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1, 2, 3, 4 AND 5. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2 , 3, 4 AND 5 IF NO SPECIFICATION IS MADE. Only holders of Class A Common Stock are eligible to vote on Proposal Nos. 1 and 2. Only holders of Class B Common Stock are eligible to vote on Proposal No. 3.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

         The board of directors recommends a vote FOR Proposal Nos. 1, 2 , 3, 4 and 5. This Proxy will be voted FOR Proposal Nos. 1, 2, 3, 4 and 5 if no specification is made.

         1. To elect Class A directors to serve until the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified. Only holders of Class A Common Stock are eligible to vote on this proposal.

          NOMINEES: WILLIAM J. LANSING, CHRIS KITZE, JEFFREY BALLOWE, ROBERT C. HARRIS, JR., JAMES J. HEFFERNAN AND PHILIP SCHLEIN

         2. To elect one independent director to serve until the 2001 Annual Meeting of Stockholders or until his successor is elected and qualified. Only holders of Class A Common Stock are eligible to vote on this proposal.

          NOMINEE: L. LOWRY MAYS

         3. To elect Class B directors to serve until the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified. Only holders of Class B Common Stock are eligible to vote on this proposal.

          NOMINEES: ROBERT C. WRIGHT, MARK W. BEGOR, GARY M. REINER, SCOTT M. SASSA, JOHN F. WELCH, JR. AND MARTIN J. YUDKOVITZ

         4. To approve an amendment to NBCi's 1999 Stock Incentive Plan to increase the number of shares of Class A Common Stock authorized for issuance over the term of the 1999 Stock Incentive Plan by an additional 4,500,000 shares.

         5. To ratify the appointment of Ernst & Young LLP as NBCi's independent accountants for the fiscal year ending December 31, 2000.

         6. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, including the election of any director if any of the above nominees is unable to serve or for good cause will not serve.

         PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE

         Please sign exactly as your name(s) is (are) shown on the shares certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


 Signature:_________  Date: _________  Signature:__________ Date:______________